Table of Contents

EXHIBIT 4(b)(13)

SECOND AMENDMENT TO THE AGREEMENT ENTERED INTO BY AND BETWEEN COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO AND GALEAZZI &. ASSOCIADOS LTDA. ON JUNE 27, 2007.

By this agreement and best form of law, the Parties:

I) COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, having its main registered Office at Avenida Brigadeiro Luis Antonio, no. 3172, in the Municipality of São Paulo, State of São Paulo, registered in the Corporate Taxpayer Registry of the Ministry of Finance (CNPJ/MF) under no. 47.508.411/0001-56, herein represented according to its Articles of Incorporation, hereinafter referred to as "CLIENT' or "PÃO DE AÇÚCAR GROUP"; and

II) GALEAZZI & ASSOCIADOS CONSULTORIA E SERVIÇOS DE GESTÃO EMPRESARIAL LTDA., having its main registered office at Alameda Rio Neqro, 911, 6° andar, conjunto 615, Alphavile, Municipality of Barueri, State of São Paulo, registered in the Corporate Taxpayer Registry of the Ministry of Finance (CNPJ/MF) under no. 04.161.313/0001 -82, herein represented by Mr. Cláudio Eugenio Stlller Galeazzi, Brazilian, married, businessman, holder of Identity Card RG no. 2.312.869 -SSP/SP, registered in Individual Taxpayer’s Register (CPF/MF) under no. 381.876.128 -00, resident and domiciled at Rua Otelo Zeloni, no. 100, Granja Vianna, Carapicuíba, São Paulo, hereinafter referred to simply as "CONSULTANT".

(CLIENT AND CONSULTANT shall be hereinafter referred to collectively as “PARTIES”, and individually as "PARTY”)

AGREE to amend the Service Proposal signed on June 27, 2007 (“AGREEMENT) and the First Amendment to the Agreement, signed December 10, 2007 ("FIRST AMENDMENT "), according to the following terms and conditions:

SCOPE AND TERM OF AGREEMENT

1.1. The Parties agree that the CONSULTANT shall provide consulting and business advising services described in the “AGREEMENT” and “FIRST AMENDMENT” thereto to all companies owned by PÃO DE AÇÚCAR GROUP, which currently exist or shall come to be acquired or incorporated in all its operation territory, including Rio de Janeiro and Northeastern Brazil.

1.2. The Parties agree that such services shall be provided to all stores that are already in operation or shall come to be opened under one of flags operated by PÃO DE AÇÚCAR GROUP (Pão de Açúcar, CompreBem, Extra, Assai, ExtraFácil, ExtraPerto, Sendas, etc.)

1.3. In addition to business consulting and advising services, the CONSULTANT shall qualify at least one (1) potential leadership for Rio de Janeiro region and at least one (1) potential leadership for the Northeastern region, which could hold the positions of Director or Regional Director of stores operated by PÃO DE AÇÚCAR GROUP in those locations.

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1.3.1. Such potential leaderships should be elected by the PARTIES in conformity with the description of roles and responsibilities provided by the CLIENT’s Human Resources Department, and professionally qualified, trained and developed by the CONSULTANT during the term of this Agreement.

1.3.2. In addition, during the term of this Agreement, such potential leaderships should be validated by the CLIENT’s Executive Board as qualified to perform the functions of Director or Regional Manager of stores operated by PÃO DE AÇÚCAR GROUP in Rio de Janeiro and Northeastern regions during the term of this Agreement.

1.3.2.1. The CONSULTANT shall, during the term of this Agreement and qualification of potential leaderships, keep the CLIENT updated on the development of such professionals, to allow eventual change of trainees should they be considered, during the qualification process, to be insufficiently skilled to perform the functions that would assigned to them.

1.3.3. If the CLIENT’s Executive Board shall fail to validate the potential leaderships trained by the CONSULTANT, because they showed, after the training period, to be incapable to perform the required functions, the CONSULTANT shall continue to perform its obligation hereunder until six (6) months after the date of expiry of this Agreement.

1.3.4. If that obligation shall fail to be fulfilled in the normal or additional term of this Agreement, the CONSULTANT shall be subject to liquidated damages in the amount of thirty-one per cent (31%) of the total price indicated in item 2.1 "a" hereof (the calculation base if the monthly amount multiplied by the number of months of provision of services), to be paid by the CONSULTANT to the CLIENT within forty-eight (48) hours after the relevant notice on the matter.

1.4. Provision of services under the “AGREEMENT”, “FIRST AMENDMENT" and this Second Amendment shall cease automatically on December 31, 2009, without any prior notice or notification to any of the Parties.

FEES

2.1. The PARTIES hereby agree to change the CONSULTANT’s fees for all services specified in the "AGREEMENT", its "AMENDMENT" and this Second Amendment, which shall be calculated as follows:

a) Business advice to all companies of PÃO DE AÇÚCAR GROUP (fixed remuneration):

In addition to the variable fees specified in item 'b' below, the CLIENT shall pay the CONSULTANT a fixed non-adjustable remuneration of three hundred and fifty thousand reais (R$ 350,000.00) in the period of October 2008 through December 2009, on the last business day of each month.

b) Business advice to all companies of PÃO DE AÇÚCAR GROUP (variable remuneration - ad exitum):

In addition to the fixed remuneration specified in item 'a' above, the CLIENT shall pay the CONSULTANT a variable remuneration measured on the basis of improvements in Sendas Distribuidora S/A results and operating results in all States of Northeastern Brazil before IT (EBT) - based on the Group’s Unaudited Internal Managerial Statement of Accounts, hereinafter referred to, for all purposes of this Agreement, merely as "DLP"), in the following intervals:

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b.1. – First Evaluation Period – results obtained in the period between January 1, 2009 and June 30, 2009.
Percentage – [•]1% of actual result of “profit before IT - EBT" (based on the Group’s Unaudited Internal Managerial Statement of Account) in excess of the same result indicator (EBT) estimated in the CLIENT’s official budget, in connection with operations referred to above.

If any variable fees are due with respect to that period, they should be payable in advance on the last business day of July 2009.

b.2. – Second Evaluation Period - results obtained in the whole period, that is, between January 1, 2009 and December 31, 2009. If any variable fees are due with respect to that period, according on the same assumptions set out in the previous clauses, they should be paid to the CONSULTANT on the last business day of January 2010, deducted of any amounts advanced in July 2009.

With the objective of specifically encouraging the achievement of results in excess of those set out in the budget in each one of the States of Northeastern Brazil, a penalty equivalent to [•] per cent [•] of negative variation of EBT shall be applied against the CLIENT’s official budget for each State of Northeastern Brazil where that negative variation shall occur, which shall be deducted of the variable fees due on the result obtained from the set of operations in all States of Northeastern Brazil, taking into account the same store concept.

Initial budget for the period between January 1, 2009 and December 31, 2009 (same stores), which shall serve as a basis for the calculation of variable fees is attached to this amendment, of which it is an integral part. Any changes to said budget, which are aimed to improve EBT expectations, shall not be considered.

Store 606 - Rótula (Salvador - Bahia) shall be excluded of the context for evaluation of global results of Brazil’s Northeastern region, and of the evaluation of results of the State where it is located).

c) In addition to the fees specified above in “a” and “b”, the CONSULTANT shall be entitled to receive [•] per cent [•] on gains from operational tax plans implemented in the form recommended by the CONSULTANT, taking into account the acceptance of the tax planning by external audit and its accounting use and Tax Authorities’ homologation.

c.1) Fees referred to in item "c" above shall be calculated on gains from implemented tax plans, deducted of all expenses incurred by the CLIENT for their implementation, such as fees payable to attorneys, specialized advisors and/or consultants, reports and opinions, among others.

___________________
1 Text marked as [•] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

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d) Amounts payable by the CLIENT to the CONSULTANT pursuant to item "b" of 2.1 in the first and second evaluation periods shall not be subject to a ceiling.

2.2. Taxes and contributions due or eventually due on amounts paid as a direct or indirect result of this Agreement or its performance shall be borne by the relevant debtor, as defined in the law that instituted and/or regulates such taxes and contributions. The CLIENT shall withhold and pay the taxes and contributions for which it is or shall come to be made responsible under the current law, provided that in such cases the financial burden shall be borne by the respective taxpayer.

2.3. In case of termination of this Agreement by common agreement between the Parties or by the CLIENT without the occurrence of any violation acts committed by the CONSULTANT, the CLIENT shall pay the CONSULTANT all fixed and variable (ad exitum) professional fees, pro-rata from the date of signing of this Second Amendment and the termination date.

2.3.1.1. Amounts calculated according to clause 2.3 above shall be fully paid on the termination date.

2.4. In case of termination by the CONSULTANT or for acts committed by the CONSULTANT during the provision of services that would constitute a cause for termination, the CLIENT shall pay on the date of termination the pro-rata fixed professional fees due in the period between the date of this Agreement and the date of termination, without prejudice to any other amounts claimed by the CLIENT as liquidated damages.

RATIFICATION OF CLAUSES OF THE “AGREEMENT” AND “FIRST AMENDMENT"

3.1. All clauses and conditions of the AGREEMENT and FIRST AMENDMENT, which have not been expressly changed by this Second Amendment, are hereby ratified and confirmed and shall remain in full force and effect for all legal purposes until the end of this Agreement.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts in the presence of the undersigned witnesses.

São Paulo, October 01, 2008

By _________________________________________
COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By _____________________________________________________________
GALEAZZI & ASSOCIADOS CONSULTORIA E SERVIÇOS DE GESTÃO
EMPRESARIAL LTDA.

Witnesses:

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1.		2.

	Name:		Name:
	RG:		RG:

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Annex: Reference for 2009 variable fee
Northeastern Region

State	MONTHLY EBT
	Jan/09	Feb/09	Mar/09	Apr/09	May/09	Jun/09	Jul/09	Aug/09	Sep/09	Oct/09	Nov/09	Dec/09	Total
AL	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
BA	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
CE	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
PB	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
PE	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
PI	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
RN	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
SE	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]
Total	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

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